Exhibit 99.1

BitYota, Inc.
Financial Statements as of and for the Years Ended December 31, 2014 and 2013, and
Independent Auditors’ Report

BITYOTA, INC.
FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

Report of Independent Auditors
The Board of Directors of BitYota, Inc.
We have audited the accompanying financial statements of BitYota, Inc., which comprise the balance sheets as of December 31, 2014 and December 31, 2013, and the related statements of operations, cash flows, convertible preferred stock and stockholders’ deficit for the years then ended and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BitYota, Inc. at December 31, 2014 and December 31, 2013, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Phoenix, Arizona
November 6, 2015

BITYOTA, INC.
BALANCE SHEETS

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$4,389,713	$7,017,679
Trade and other receivables, net	142,700	71,269
Prepaid expenses and other current assets	96,542	27,066
Total current assets	4,628,955	7,116,014
Property and equipment, net	64,836	40,627
Total assets	$4,693,791	$7,156,641
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$95,222	$28,640
Accrued expenses and other liabilities	175,186	202,124
Deferred revenue	10,980	6,442
Total current liabilities	281,388	237,206
Long-term debt	1,498,750	—
Total liabilities	1,780,138	237,206
Commitments and contingencies
Convertible preferred stock:
Series Seed: $0.72 par value, 2,881,940 authorized, issued and outstanding	2,074,997	2,074,997
Series A: $1.745 par value, 6,302,998 authorized, 5,729,998 issued and outstanding	9,999,993	9,999,993
Stockholders’ deficit:
Common stock, $0.0001 par value, 22,700,744 authorized at December 31, 2014 and 2013, 7,633,333 and 9,000,000 issued and outstanding at December 31, 2014 and 2013, respectively	754	891
Additional paid-in capital	62,766	23,193
Accumulated deficit	(9,224,857)	(5,179,639)
Total stockholders’ deficit	(9,161,337)	(5,155,555)
Total liabilities, convertible redeemable preferred stock, and stockholders’ deficit	$4,693,791	$7,156,641

See accompanying notes to financial statements.

BITYOTA, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013
Revenue	$377,647	$182,370
Costs and expenses:
Cost of services	135,920	76,340
Sales and marketing	92,713	22,880
Technology and development	3,586,594	2,835,966
General and administrative	336,009	220,927
Total costs and expenses	4,151,236	3,156,113
Loss from operations	(3,773,589)	(2,973,743)
Other income (expense):
Interest income	2,367	5,107
Total other income	2,367	5,107
Loss before income taxes	(3,771,222)	(2,968,636)
Income tax expense	800	800
Net Loss	$(3,772,022)	$(2,969,436)

See accompanying notes to financial statements.

BITYOTA, INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

	Convertible Preferred Stock				Stockholders' Deficit
	Series Seed		Series A		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, January 1, 2013	2,881,940	$2,074,997	5,729,998	$9,999,993	9,000,000	$891	$3,856	$(2,210,203)	$(2,205,456)
Share-based compensation	—	—	—	—	—	—	19,337	—	19,337
Net loss	—	—	—	—	—	—	—	(2,969,436)	(2,969,436)
Balance, December 31, 2013	2,881,940	2,074,997	5,729,998	9,999,993	9,000,000	891	23,193	(5,179,639)	(5,155,555)
Share-based compensation	—	—	—	—	—	—	39,573	—	39,573
Share repurchase	—	—	—	—	(1,366,667)	(137)	—	(273,196)	(273,333)
Net loss	—	—	—	—	—	—	—	(3,772,022)	(3,772,022)
Balance, December 31, 2014	2,881,940	$2,074,997	5,729,998	$9,999,993	7,633,333	$754	$62,766	$(9,224,857)	$(9,161,337)

See accompanying notes to financial statements.

BITYOTA, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Operating activities
Net loss	$(3,772,022)	$(2,969,436)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,283	10,752
Share-based compensation	39,573	19,337
Change in operating assets and liabilities:
Trade and other receivables	(71,431)	(71,269)
Prepaid expenses and other current assets	(58,026)	(16,521)
Accounts payable	66,582	(40,682)
Accrued expenses and other liabilities	(26,938)	146,615
Deferred revenue	4,538	6,442
Net cash used in operating activities	(3,795,441)	(2,914,762)
Investing activities
Acquisition of property and equipment	(46,492)	(51,379)
Net cash used in investing activities	(46,492)	(51,379)
Financing activities
Repurchase of common stock	(273,333)	—
Proceeds from debt issuance	1,498,750	—
Payment for debt issuance costs	(11,450)	—
Net cash provided by financing activities	1,213,967	—
Net decrease in cash and cash equivalents	(2,627,966)	(2,966,141)
Cash and cash equivalents at beginning of year	7,017,679	9,983,820
Cash and cash equivalents at end of year	$4,389,713	$7,017,679

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$800	$800

See accompanying notes to financial statements.

BITYOTA, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1.	Company Information
We offer the first ever Massively Parallel Processing (MPP) Data Warehouse Service designed and built from the ground up to deliver high performance computing using virtual machines in the public cloud. We were incorporated in Delaware in August 2011 and are headquartered in Mountain View, California.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events; economic, environmental, and political factors; and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We make changes in estimates when circumstances warrant. We reflect such changes in estimates and refinements in estimation methodologies in reported results of operations. If material, we disclose the effects of changes in estimates in the notes to the financial statements. Significant estimates and assumptions affect the following: the carrying value of long-lived assets; the amortization period of long-lived assets; valuation of common stock; the provision for income taxes and related deferred tax accounts, and realizablity of deferred tax assets; certain accrued expenses; contingencies, and the value attributed to employee stock options and other stock-based awards.
We are also subject to the risks associated with a loss generating entity, including the need to further develop its technology, operations, and sales and marketing channels to attain profitability. Successful development of our products and services and, ultimately, the attainment of profitable operations, are dependent upon future events, including its ability to grow our customer base, and develop strategic alliances.
Revenue Recognition
The Company primarily derives revenue from subscription fees to our data warehouse offering. The Company sells subscriptions through contracts that are generally one year in length. The Company’s arrangements do not contain general rights of return. The Company’s subscription arrangements do not provide customers with the right to take possession of the data warehouse offering and, as a result, are accounted for as service arrangements.
We recognize revenue when persuasive evidence of an arrangement exists, delivery of services to the customer has occurred, the price is fixed or determinable, and collection of the service fee is reasonably assured. Subscription revenues are recognized ratably over each subscriber’s monthly subscription period. Deferred revenue consists of subscription revenues billed to subscribers that have not been recognized.
Certain of the Company's revenue arrangements consist of multi-element arrangements. Revenue arrangements with multiple deliverables are divided into separate units of accounting if each deliverable has stand-alone value to the customer. The Company's multiple-element arrangements may include a combination of some or all of the following: data warehouse services, professional services and technical support. The Company evaluates whether the individual deliverables qualify as separate units of accounting. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting. Professional services and technical support were determined to not have standalone value.

Cash and Cash Equivalents
Cash includes cash on hand and cash held with financial institutions. We consider all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Our cash equivalents consist of money market accounts which are carried at fair value and are considered level 1 financial assets. Level 1 financial assets relate to assets where fair value can be determined using observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our accounts receivable portfolio. We determine that allowance based upon a review of each receivable and all known factors that affect collectability. These factors include, but are not limited to, past payment performance, the financial condition of our customers, current economic or market conditions, disputes regarding the invoiced amount, or disputes regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off balance-sheet credit exposure related to its customers. At December 31, 2014 and 2013 there were no amounts reserved for bad debt expense and no bad debt expense was recognized in either of the years ended December 31, 2014 or 2013.
Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk consist primarily of cash and cash equivalents. Our deposits cash and cash equivalents with high quality financial institutions. Our cash is denominated in U.S. dollars and is held with financial institutions domiciled in the United States, and the balance exceeds the Federal Deposit Insurance Corporation insured limit.
Property and Equipment
Property and equipment are stated at cost. Depreciation is calculated using the straight line method over the estimated useful lives of the assets, generally three years.
Long Lived Assets
We evaluate its long lived assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long lived asset or asset group to be tested for possible impairment, the recoverability is measured by a comparison of the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. If such asset or asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value.
Income Taxes
We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the respective tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that the tax benefits of deferred tax assets will not be realized.
Accounting for Uncertainty in Income Taxes
We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. No liability related to uncertain tax positions is recorded in the financial statements as of December 31, 2014 or 2013. It is our policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.
Our tax years 2011 to 2014 remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credits.
Cost of Service
Cost of service include fulfillment costs including cloud computer storage, servers and rack space required to fulfill our service agreements.

Technology and Development
Technology and development expenses consist primarily of personnel costs incurred in product development and developing solutions for new services. Our development costs are primarily incurred in the United States and primarily devoted to enhancing our cloud data warehouse service.
Fair Value of Common Stock
Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of our common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for our Preferred Stock sold to outside investors; (iii) the rights, preferences and privileges of our Preferred Stock relative to our common stock; (iv) the lack of marketability of our common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of BitYota, given prevailing market conditions.
Accounting for Stock Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. The expense recognized for the portion of the award that is expected to vest has been reduced by an estimated forfeiture rate. The forfeiture rate is determined at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
We use the Black-Scholes option-pricing model as the method for determining the estimated fair value of of stock options issued to employees.
Expected Term
The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method.
Expected Volatility
Expected volatility is estimated using comparable public companies volatility for similar terms.
Expected Dividend
The Black-Scholes valuation model calls for a single expected dividend yield as an input. We have never paid dividends and has no plans to pay dividends.
Risk-Free Interest Rate
The risk-free interest rate used in the Black-Scholes valuation method is based on the U.S. Treasury zero-coupon issues in effect at the time of grant for periods corresponding with the expected term of option.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under today’s guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for all entities for one year. Consequently, the guidance provided in ASU 2014-09 will be effective for us in the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The guidance permits the use of either the retrospective or cumulative effect transition method. We are currently in the process of evaluating the impact of the adoption of this guidance on our financial statements and have not yet selected a transition method.
In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. The guidance requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset, with amortization of the costs continuing to be reported as interest expense.  In August 2015, the FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which provides that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. This guidance is effective for annual reporting periods beginning after December 15, 2016, and will be applied retrospectively to each prior period presented. Early adoption is permitted. We do not expect the adoption of these ASUs to have a material impact on our financial statements.
In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The standard explicitly requires management to assess an entity’s ability to continue as a going concern every reporting period, including interim periods, and to provide related footnote disclosures in certain circumstances. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for interim periods thereafter, with early adoption permitted. We do not expect the adoption of ASU 2014-15 to have a significant impact on our financial statements.
3. Property and Equipment
Property and equipment as of December 31, 2014 consisted of computer equipment of $64,836 net of accumulated depreciation of $33,035. Property and equipment as of December 31, 2013 consisted of computer equipment of $40,627 net of accumulated depreciation of $10,752.
The total depreciation and amortization expense recorded during the years ended December 31, 2014 and 2013, was $22,283 and $10,752, respectively, recorded in cost of service revenues and operating expenses.
4. Income Taxes
We recorded a tax expense of $800 for both years ended December 31, 2014 and 2013. The income tax amounts recorded in 2014 and 2013 differed from the amounts expected by applying the U.S. federal statutory tax rates to pretax income primarily due to the effect of net operating loss carryforwards for which no financial statement benefit was recorded. The types of temporary differences that give rise to significant portions of our deferred tax assets (liabilities) as of December 31, 2014 and 2013, are set out below:

	December 31, 2014	December 31, 2013
Deferred tax assets:
Net operating losses and credit carryforwards	$4,108,695	$2,328,557
Property and equipment	76,132	79,728
Accrued expenses	51,179	52,727
Stock-based compensation expense	15,730	7,686
Total deferred tax assets	4,251,736	2,468,698
Valuation allowance	(4,251,736)	(2,468,698)
Net deferred tax assets	$—	$—
As of December 31, 2014, we have net operating loss carryforwards for federal and California income tax purposes of approximately $8.5 million and $8.5 million, respectively, available to reduce future income subject to income taxes. The federal and California net operating loss carryforwards will begin to expire, if not utilized, in 2031 through 2034. Additionally, we have $356,000 of federal and $376,000 of California research and development tax credit carryforwards which will begin to expire in 2031 and 2032, respectively, if not utilized.
Based on the available objective evidence, management believes it is more likely than not that the U.S. federal and California net deferred tax assets will not be realizable; therefore, management has established a valuation allowance for all of the deferred tax assets.
The United States Tax Reform Act of 1986 and similar California legislation impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating losses and credit carryforwards may be limited as the result of such an “ownership change” as defined in this legislation.
5. Commitments and Contingencies
Leases
We lease office space under a noncancelable operating lease with a term through October 31, 2017, and an option to extend for a two year term upon expiration in 2017.

The following summarizes the future minimum lease payments for the operating lease as of December 31, 2014:

2015	$132,408
2016	136,386
2017	116,480
$385,274
Total rent expense for operating leases was $101,701 and $95,692 for the years ended December 31, 2014 and 2013, respectively.
From time to time, we may become involved in claims and other legal matters arising in the ordinary course of business. We investigate these claims as they arise. Although claims are inherently unpredictable, we currently are not aware of any matters that may have a material adverse effect on our business, financial position, results of operations or cash flows.
6. Financing Arrangements
On November 20, 2014, we entered into a loan and security agreement, or the Loan Agreement, with Silicon Valley Bank. The Loan Agreement provides for a term loan of up to $3 million which can be borrowed at any time prior to September 30, 2015. The term loan has a maturity date of December 1, 2018, with all outstanding principal amounts due on maturity date.
Borrowings under the Loan Agreement bear interest at a per annum rate equal to Prime Rate plus 1.75%. The interest rate increases or decreases when Prime Rate changes.
We have the right to prepay our borrowings under the Loan Agreement from time to time in whole or in part, without premium or penalty, subject to the procedures set forth in the Loan Agreement.
All of our obligations under the Loan Agreement are secured by all our personal property with the exception of our intellectual property.
The Loan Agreement does not require us to maintain certain financial covenants.
7. Stockholders Equity
Presentation
The par value of our convertible preferred stock and common stock is $0.0001 per share. Amounts reported in the accompanying balance sheet for such preferred stock and common stock include the additional paid-in capital associated with each respective series. Both series' of Preferred Stock contain deemed liquidation provisions which can be triggered outside the company’s control, and accordingly, both series' of Preferred Stock are presented in mezzanine equity.
Convertible Preferred Stock
The rights, preferences, and privileges of our Seed and Series A preferred stock as of December 31, 2014 are as follows:
Dividend
Holders of Series Seed and Series A convertible preferred stock are entitled to receive noncumulative dividends at a pro rata basis, based on the original issuance prices of $0.72 and $1.7452 per share, respectively, subject in each case to appropriate adjustment in the event of any stock dividend, stock bonus issue, stock split, subdivision, combination, consolidation, or similar recapitalization with respect to the respective series of preferred stock plus an additional amount on “as converted” to common share basis when, as, and if declared by the board of directors. Holders of Series A preferred stock have a priority of dividends payments over holders of Series Seed. No dividends on preferred stock were declared by the Board for the year ended December 31, 2014 or 2013.
Voting
In general, holders of preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
The consent of a majority of the preferred stock holders voting separately as a class and on as-converted basis is required to liquidate, dissolve, or wind-up the business and affairs of the Company, effect any merger or consolidation or any Deemed Liquidation Event of consent to any of the foregoing.

The consent of a majority of the Series A preferred stock holders voting separately as a class ) is required to effect the following: (a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company; (b) authorizing or creating a new class of equity securities with rights that are senior to or on parity with any series of preferred stock; (c) increasing the authorized number of preferred stock or any series of preferred stock; (d) purchasing, redeeming, paying dividends on, or make distributions on equity securities other than certain enumerated exceptions; (e) creation or issuance of a debt security; (f) create or own stock in any non-wholly owned subsidiary; (g) increase or decrease the authorized number of directors constituting the Board of Director; (h) increase the number of shares of Common Stock authorized for issuance under the Company's stock incentive plan; or (i) create, sell or dispose of any subsidiary or joint venture, or make any other investment in or acquisition of any other person or entity.
Conversion
Each preferred share is convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into such number of fully paid and nonassessable common stock as is determined by dividing the original issue price for such series of preferred stock by the applicable conversion price in effect at the time of conversion. The conversion prices for the Series Seed and Series A preferred stock are its respective original issue prices, subject to adjustments for certain events. The preferred stock will also be converted automatically into stock of common stock immediately prior to an initial public offering with aggregate proceeds of at least $40 million or upon the date specified by written consent of holders of a majority of the outstanding preferred stock on an as-converted basis.
Liquidation
In the event of any liquidation, dissolution, or winding up of the Company, including a merger, acquisition, or sale of assets, as defined, the holders of Series A preferred stock are entitled to receive an amount per share to the greater of (i) Series A original issue price plus any declared but unpaid dividends or (ii) such amount per share as would have been payable had all Series A preferred stock been converted into common stock immediately prior to such deemed liquidation event. If upon any such deemed liquidation event, the assets of the Company available for distribution to stockholders of the Company shall be insufficient to pay the holders of Series A preferred stock the full amount to which they shall be entitled, the holders of Series A preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the Series A preferred stock held by them upon such distribution if all amounts payable on or with respect to such stock were paid in full.
After distributions have been made to all holders of Series A preferred stock in full, the holders of Series Seed preferred stock are entitled to receive an amount per share to the greater of (i) the respective Series Seed original issue prices plus any declared but unpaid dividends or (ii) such amount per share as would have been payable had all Series Seed preferred stock been converted into common stock immediately prior to such deemed liquidation event. If the assets of the Company available for distribution to stockholders shall be insufficient to pay the holders of Series Seed preferred stock the full amount to which be entitled, the holders of Series Seed preferred stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the Series Seed preferred stock held by them upon such distribution if all amounts payable on or with respect to such stock were paid in full.
After the payment in full of all preferential amounts required to be paid to the holders of preferred stock, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of common stock held by each such holder
Common Stock
As of December 31, 2014, the Company has authorized 22,700,744 common stock, of which 7,633,333 common stock were issued and outstanding. As of December 31, 2013, the Company has authorized 22,700,744 common stock, of which 9,000,000 common stock were issued and outstanding.
During the year ended December 31, 2014, the Company repurchased 1,366,667 from a founder of the Company for $273,333, which represented $0.20 per share which was the fair value of each share of common stock at the time.
Equity Incentive Plan
In August 2011, we adopted the BitYota 2011 Long-Term Stock Incentive Plan (the “Plan”), which have a total of 1,600,000 shares of common stock authorized for issuance under the Plan as of December 31, 2014. As of that date, 106,719 of stock remained available for issuance under the Plan. Incentive stock options may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the board of directors. For incentive stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the per-share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the board of directors, and the exercise period of such grants will be five years. There were no incentive stock options granted to a person representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary during the year ended December 31, 2014 or 2013.
Options granted under the Plan vest at a rate determined by the board of directors and will expire no later than 10 years from the date of grant. Options granted to newly hired employees typically vest over four years with 25% vesting after one year and 75% vesting ratably over the following 36 months. Retention grants to existing employees typically vest ratably over 48 months. The Plan allows for the issuance of restricted common stock upon early exercise of unvested stock options subject to the repurchase right of the Company. The repurchase right lapses in accordance with the vesting schedule of the original option
A summary of activity under the Plan for the years ended December 31, 2014 and 2013, is presented as follows:

	2014		2013
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of the year	833,631	$0.26	554,673	$0.26
Granted	1,054,650	0.20	423,958	0.26
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	(395,000)	0.25	(145,000)	0.26
Outstanding at end of year	1,493,281	$0.22	833,631	$0.26
Exercisable at end of the year	276,129	$0.26	158,634	$0.26
Aggregate intrinsic value represents the difference between the Company’s estimated fair value of its common stock and the exercise price of outstanding in-the-money options.
In connection with the grants of stock options to employees under the Plan, the Company recorded $39,573 and $19,337 of stock-based compensation for the years ended December 31, 2014 and December 31, 2013, respectively.
As of December 31, 2014, there was approximately $105,945 of total unrecognized compensation cost, related to outstanding employee stock options that is expected to be recognized over a weighted-average period of 3.1 years
The fair value of each option granted, was estimated using the Black Scholes Merton option-pricing model and the following assumptions:

	December 31, 2014	December 31, 2013
Expected volatility	49.0%	50.0%
Expected dividend yield	—%	—%
Risk-free interest rate	2.2%	1.8%
Expected term (years)	6.08	6.08
8. Subsequent Events
Our management evaluated all subsequent events from the date of the balance sheet through November 6, 2015, which represents the date when these financial statements were issued.

In June of 2015, the Company drew down an additional $1.5 million on its term loan.
On August 21, 2015 certain assets of BitYota, including the assembled workforce, were sold to LifeLock, Inc. under an Asset Purchase Agreement for $12.8 million. The proceeds of the sale were used to pay the outstanding balance of the Company's term loan and to return the original capital of the Seed and Series A Preferred Stockholders